Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 9, 2006 (except Note 14, as to which the date is April 4, 2006), in the Amendment No. 5 to the Registration Statement (Form S-1 No. 333-131597) and related Prospectus of Goodman Global, Inc. for the registration of 23,529,411 shares of its common stock.

/s/ Ernst & Young LLP

Houston, Texas

April 4, 2006